EXHIBIT 99.1 PRESS RELEASE

TOTAL NUTRACEUTICAL SOLUTIONS ENTERS INTO AGREEMENT

WITH MODEL BIOSYSTEMS TO TEST PROPRIETARY MUSHROOM COMPOUNDS

IN SUPPRESSING ALZEHEIMER’S DISEASE

November 1, 2009

STEVENSON, Wash.--( BUSINESS WIRE)--Total Nutraceutical Solutions, Inc. (TNS) (OTCBB: TNUS), announced today that the company has started evaluating several proprietary mushroom compounds for activity in controlling the development of Alzheimer’s Disease (AD). TNS was informed by Model BioSystems, Inc. (MBS), Bangalore, India, that a recent experiment in Drosophila melanogaster flies (Drosophila) showed that certain TNS proprietary mushrooms had unusual anti-inflammatory activity. MBS was of the opinion that TNS should evaluate these mushroom samples in a special MBS biologic model for Alzheimer’s disease (AD). This proprietary AD model uses a genetic mutant of Drosophila that was developed in the laboratory of Dr. Krishna Bhat, University of Texas, Galveston, Texas, and is owned by MBS. This unique live model system can evaluate the activity of a given compound/ingredient in controlling biologic reactions and compounds that are associated with the development of human AD. The organic whole food mushrooms developed by TNS are being studied in a blinded investigator protocol; the total study will involve over 1,000 Drosophila with 120 organisms in each test group.

“Many recent scientific studies indicate that the ability of natural organic whole foods, such as specialty mushrooms have been proven to demonstrate various levels of activities in numerous diseases.  Finding organic whole foods that positively impact or help prevent diseases are welcome breakthroughs in healthcare, as more and more people demand natural alternatives to prevent disease,” stated Marvin S. Hausman MD, CEO, Total Nutraceutical Solutions, Inc. and “We believe that the unique, proprietary technology used to produce these specialty mushrooms, contributes significantly to the potential success of this new study to be undertaken by TNS”

About Total Nutraceutical Solutions, Inc.:

Total Nutraceutical Solutions, Inc. (TNS), is an emerging nutraceutical company with a focus on discovering, formulating and marketing products composed primarily of organic natural mushroom compounds that contain bioactive nutrients for potential health benefits. TNS develops production and analytic technologies for food and nutritional supplements composed primarily of mushrooms and their mycelial biomasses. Novel clinical models and biomarkers are used to show nutritional and clinical efficacy of our products. In addition to preventative healthcare formulations and nutritional approaches to a wide variety of human conditions and illnesses, TNS also develops and acquires breakthrough nutritional tools and products in the fields of animal husbandry and livestock feeds.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the transaction described in this press release, and other risks identified in the filings by Total Nutraceutical Solutions (TNS), Inc., with the Securities and Exchange Commission. Further information on risks faced by TNS are detailed in the Form 10-K for the year ended December 31, 2008, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. TNS does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts

Total Nutraceutical Solutions, Inc.
Roberta Matta, 509-427-5132
www.totalnutraceutical.com